THE DRESS BARN, INC.
                                30 Dunnigan Drive
                             Suffern, New York 10901

                            NOTICE OF ANNUAL MEETING

To the Shareholders of THE DRESS BARN, INC.

     NOTICE IS HEREBY GIVEN THAT THE ANNUAL MEETING OF SHAREHOLDERS OF THE DRESS BARN, INC. (the "Company") will be held at the Company's Corporate Headquarters, 30 Dunnigan Drive, Suffern, New York, on Monday, December 15, 1997 at 9:00 A.M. for the following purposes:

                  1.       To elect three Directors;

                  2 To transact such other business as may properly come before the meeting or any adjournments thereof.


     Only shareholders of record at the close of business on November 3, 1997 will be entitled to notice of and to vote at said meeting.


         By Order of the Board of Directors.




                                                           ELLIOT S. JAFFE
                                                           Chairman of the Board













November 14, 1997


===============================================================================

     NOTE: Shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please complete, sign and send in your proxy promptly in the enclosed envelope so your vote can be recorded. We enclose in this mailing the Notice of Annual Meeting of Shareholders, Proxy Statement, Proxy and the Annual Report of the Company for the fiscal year ended July 26, 1997.
===============================================================================

                              THE DRESS BARN, INC.
                                30 Dunnigan Drive
                             Suffern, New York 10901


                                 PROXY STATEMENT

         This Proxy Statement is furnished to the shareholders of The Dress Barn, Inc. (the "Company") in connection with the solicitation by the Company's Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held on December 15, 1997, and any adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. This Proxy Statement and the enclosed form of Proxy are first being mailed to shareholders on or about November 14, 1997. Proxies will be voted in accordance with the directions specified therein. Any proxy on which no direction is specified will be voted FOR election of the nominees for Director named herein.

         The Company had outstanding 22,958,070 shares of common stock on November 3, 1997. Each share is entitled to one vote.

         The cost of this Proxy Statement and of solicitation of proxies will be borne by the Company. Any proxy may be revoked by the shareholder at any time prior to its exercise (such as by attending the meeting and voting in person or by sending a letter of revocation to the Secretary of the Company)


INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTOR AND INCUMBENT DIRECTORS


         The Certificate of Incorporation of the Company provides for a classified Board of Directors divided into three classes, each with a staggered three year term of office and each class of Directors as nearly equal in the number of Directors as possible. Three Directors are to be elected at the 1997 Annual Meeting of Shareholders for three year terms expiring at the 2000 Annual Meeting of Shareholders. The Board has nominated Roslyn S. Jaffe, Donald Jonas and Mark S. Handler, whose terms of office as Director expire at the 1997 Annual Meeting of Shareholders. Certain information with respect to the nominees for election as a Director and incumbent Directors is set forth below.


Nominees for Election as Director

         Name of Nominee and Age                                 Director Since
         Roslyn S. Jaffe, 68.........................................1966
         Donald Jonas, 68............................................1989
         Mark S. Handler, 64.........................................1996

     ROSLYN S. JAFFE has been the Company's Secretary since 1966 and Treasurer since 1983. Roslyn S. Jaffe is the spouse of Elliot S. Jaffe.

     DONALD JONAS has been Chairman of the Board and a Director of Lechters, Inc., a retailer of houseware products, since 1987. Mr. Jonas is currently also the Chief Executive Officer of Lechters, Inc.

     MARK S. HANDLER was Co-Chairman and Co-Chief Executive Officer of R.H. Macy's, Inc. until 1993. Previously, he was President and Chief Operating Officer of R.H. Macy's, Inc. Mr. Handler is also a director of Pivot Sportswear.

     It is intended that votes will be cast pursuant to proxies received for the election of Roslyn S. Jaffe, Donald Jonas and Mark S. Handler for a term of three years and until their successors are duly elected and qualified.

Directors With Terms Expiring in 1998

         Name of Director and Age                              Director Since
         Elliot S. Jaffe, 71.........................................1966
         Burt Steinberg, 52..........................................1983

     ELLIOT S. JAFFE, Chairman of the Board and founder of the Company, has been Chief Executive Officer since 1966. Mr. Jaffe serves as a Director of The Zweig Fund, Inc., The Zweig Total Return Fund, Inc. and the Smith Barney Family of Funds.

     BURT STEINBERG, President and Chief Operating Officer of the Company since 1989, has been in charge of the Company's merchandising activities since 1982.

Directors With Terms Expiring in 1999

         Name of Director and Age                             Director Since
         Edward D. Solomon, 66.......................................1990
         Klaus Eppler, 67............................................1993


     EDWARD D. SOLOMON is President of Edward D. Solomon & Co., which provides consulting services primarily to the retailing industry. Until 1993 he was Chief Executive Officer of Shoe-Town, Inc.

     KLAUS EPPLER has, since 1965, been a partner in the law firm of Proskauer Rose LLP, General Counsel for the Company. He is also a director of Bed Bath & Beyond Inc. and of Inovision Corporation.

Committees and Meetings of the Board of Directors

         The Company has a standing Audit and a Compensation and Stock Option Committee of the Board of Directors. Donald Jonas and Edward D. Solomon are members of the Compensation Committee and Mark S. Handler and Edward D. Solomon are the members of the Audit Committee. The Company does not have a nominating committee. The responsibilities of the Audit Committee include reviewing with the Company's independent auditors the scope and results of the auditing engagements. The Compensation and Stock Option Committee reviews and determines the Company's policies and programs with respect to compensation of executive officers and administers the Company's stock option plans.

         The Company's Board of Directors held three meetings, the Audit Committee held two meetings and the Compensation and Stock Option Committee held two meetings during the fiscal year ended July 26, 1997 ("fiscal 1997"). In addition, various actions were taken by the Board of Directors and these Committees without a meeting.


Compensation of Directors

         The Company pays its Directors, who were not also officers of the Company, a director's fee of $10,000 per year for services rendered as Director. Directors who are officers of the Company do not receive additional compensation for their services as Directors.

                 INFORMATION REGARDING OTHER EXECUTIVE OFFICERS

     DAVID R. JAFFE, age 38, joined the Company in 1992 as Vice President of Business Development, was named Senior Vice President of the Company in 1995 and Executive Vice President in August 1996. Prior to joining the Company, Mr. Jaffe was a General Partner of Chemical Venture Partners. Mr. Jaffe is the son of Elliot S. and Roslyn S. Jaffe.

     ARMAND CORREIA, age 51, Senior Vice President and Chief Financial Officer, joined the Company in 1991.

     ERIC HAWN, age 47, Senior Vice President since 1989, joined the Company in 1986.

     All officers of the Company hold their offices at the pleasure of the Board of Directors.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT


         The table below sets forth information regarding ownership of the common stock of the Company as of November 3, 1997 for any person who is known to be the beneficial owner of more than 5% of the Company's common stock, by each of the Company's directors and executive officers named in the Summary Compensation Table and by all directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.


                                                              Number of
                                                              Shares of
                                                            Common Stock
                                                            Beneficially           Percentage
Name of Shareholder:                                            Owned               of Class

Directors and Executive Officers:
Elliot S. Jaffe (1).......................................... 3,897,976               16.75%
Roslyn S. Jaffe (2).............................................310,124                1.33%
Burt Steinberg (3)..............................................353,615                1.52%
Armand Correia (4)................................................4,000                *
David R. Jaffe (5)................................................2,000                *
Eric Hawn (6).....................................................2,000                *
Edward D. Solomon.................................................1,000                *
Klaus Eppler........................................................300                *
Mark S. Handler.....................................................250                *
Donald Jonas........................................................100                *
All Directors and Executive Officers as a group
 (consisting of 10 persons) (7)...............................4,502,055               19.35%

* Represents less than 1% of class

(1) Includes 173,336 shares (0.74%) owned directly by Elliot S. Jaffe, 69,310 shares (0.30%) owned by The Jaffe Family Foundation, a New York not-for-profit corporation (the "Foundation"), 3,655,330 shares (15.71%) owned by the Jaffe Family Limited Partnership, a Connecticut limited partnership (the "Partnership"). Elliot S. Jaffe and Roslyn S. Jaffe share voting and investment power with respect to the shares owned by the Foundation and under the rules of the Securities and Exchange Commission (the "SEC") are deemed to be the beneficial owners of such shares. Both Elliot S. Jaffe and Roslyn S. Jaffe disclaim beneficial ownership of the shares owned by the Foundation. Elliot S. Jaffe has voting and investment power with respect to the shares owned by the Partnership and under the rules of the SEC is deemed to be the beneficial owner of such shares. His business address is 30 Dunnigan Drive, Suffern, New York 10901.

(2) Includes 240,814 shares (1.03%) owned directly by Roslyn S. Jaffe and 69,310 shares (0.30%)owned by the Foundation. See Footnote (1) above.

(3) Includes 50,615 shares owned directly by Mr. Steinberg and 303,000 shares covered by options that are exercisable within 60 days of November 3, 1997.

(4) Includes 4,000 shares covered by options that are exercisable within 60 days of November 3, 1997.

(5) Includes 2,000 shares covered by options that are exercisable within 60 days of November 3, 1997.

(6) Includes 2,000 shares covered by options that are exercisable within 60 days of November 3, 1997.

(7) Includes shares owned by the Partnership and the Foundation as well as 311,000 shares covered by options held by the executive officers that are exercisable within 60 days of November 3, 1997.

                             EXECUTIVE COMPENSATION


Summary Compensation Table

         The following table sets forth certain information regarding the compensation earned by the Chief Executive Officer and the four other highest-paid executive officers of the Company for services rendered in fiscal 1997, 1996 and 1995.

                                                                                             Long-Term
                                                                                            Compensation
                                                                                               Awards
                                                           Annual Compensation      Stock Options    All Other
Name and Principal Position        Year    Salary ($)     Bonus ($)    Other ($)         (#)       Compensation ($)
---------------------------        ----    ----------     ---------   ---------     ----------    ----------------
                                              (1)            (2)                                       (3)
Elliot S. Jaffe                     1997   521,000          153,500      -----         100,000        17,500
  Chairman of the Board and         1996   521,000           51,666      -----           -----         -----
     Chief Executive Officer        1995   421,000          100,000      -----          25,000         2,250

Burt Steinberg                      1997   350,000          203,100(4)   -----         200,000        69,263(5)
   President and Chief              1996   350,000           36,750      -----           -----        15,878
     Operating Officer              1995   300,000           -----       -----           -----         2,250

David R. Jaffe                      1997   225,000           47,500      -----         175,000        36,611(6)
   Executive Vice President         1996   148,000           15,417      -----           -----         8,525
                                    1995   139,092           -----       -----           5,000         2,086

Eric Hawn                           1997   200,000           46,000      -----          50,000         9,000
   Senior Vice President            1996   179,620           12,721    59,832(7)         -----        10,616
                                    1995   179,620           -----     59,375(7)         5,000         2,250

Armand Correia                      1997   176,000           43,900    15,000(7)        92,555         7,920
   Senior Vice President and        1996   160,186           16,688    15,000(7)         -----         8,507
     Chief Financial Officer        1995   160,186           -----     15,000(7)        31,277         2,250

(1) Includes all payments of salary and salary deferred through the Company's Executive Retirement Plan.
(2) Amounts in fiscal 1997 and fiscal 1996 represent bonuses paid under the Company's Management Incentive Plan.
(3) Amounts  in  fiscal  1997  and  fiscal  1996  consist  of  the   Company's
    contribution under the Company's Executive Retirement Plan and associated insurance. Amounts in fiscal 1995 consist of the Company's contribution to the Company's Profit Sharing Plan.
(4) Includes additional $100,000 bonus paid pursuant to a prior agreement.
(5) Includes life insurance premiums of $50,873 paid pursuant to two "split dollar" agreements.
(6) Includes life insurance premiums of $27,378 paid pursuant to a "split dollar" agreement.
(7) Represents Loan and Interest Forgiveness (see "Interest of Management and Others in Certain Transactions").

         Burt  Steinberg  is  employed  by the  Company  pursuant  to a one-year
employment   agreement  expiring  August  1  which  contains  automatic  renewal provisions.

Option Grants in the Last Fiscal Year

                                                    % of
                                                    Total
                                                   Options
                                    Number       Granted To
                                      of          Employees
                                    Options          in          Exercise                         Grant Date
                                    Granted        Fiscal          Price        Expiration          Present
     Name(1)                          (#)            Year        ($/share)         Date             Value (2)
-----------------              ------------------------------- -----------------------------   --------------
Elliot S. Jaffe                       100,000       11.34%       $ 8.68           8/8/2006        $   379,495
Burt Steinberg                        200,000       22.67%         5.00           8/8/2006          1,071,047
David R. Jaffe                         75,000        8.50%         8.68           8/8/2006            284,621
David R. Jaffe                        100,000       11.34%         5.00           8/8/2006            535,523
Eric Hawn                              25,000        5.67%         8.68           8/8/2006             94,874
Armand Correia                         50,000        5.67%         8.68           8/8/2006            161,494

(1) All options were granted for a term of ten years, vesting 20% per year over a five-year period.

(2) This column represents the fair values of the options on the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of zero, expected volatility of approximately 39.6%, risk-free interest rate of approximately 5.7%, and expected lives of option grants of approximately 5.0 years. For an estimate of the impact of all stock option grants on the Company's financial results using the Black-Scholes valuation method, see note 7 to the Consolidated Financial Statements in the Company's Annual Report to Stockholders for the fiscal year ended July 26, 1997.


Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                            Shares
                           Acquired                      Number of Unexercised         Value of Unexercised
                              on          Value                 Options                    In the Money
                           Exercise     Realized            at July 26, 1997                 Options(1)
    Name                      (#)          ($)         Exercisable   Unexercisable   Exercisable    Unexercisable
------------              ----------   -----------     -----------   -------------   -----------    -------------
Elliot S. Jaffe               20,000        213,166        82,500         135,000      $1,088,163     $1,439,525
Burt Steinberg                67,000        717,375       253,000         280,000       2,838,725      3,609,400
David R. Jaffe                   ---            ---        24,000         183,500         269,670      2,368,693
Eric Hawn                        ---            ---         8,000          32,000          76,320        342,630
Armand Correia                   ---            ---        24,510         119,321         245,195      1,289,857

(1) Represents the difference between the closing market price of the Company's common stock at July 25, 1997 ($19.625 per share) and the exercise price per share of in-the-money options multiplied by the number of shares underlying the in-the-money options.

Compensation Committee's Report on Executive Compensation

         In setting compensation levels for executive officers, the Compensation and Stock Option Committee of the Board of Directors (the "Committee") continues to be guided by the following considerations:

- compensation levels should be competitive with compensation generally being paid to executives in other profitable and growing specialty retail companies of a similar size;

- each individual executive officer's compensation should, to the extent possible, reflect the performance of the Company as a whole, the performance of the officer's business unit, and the performance of the individual executive; and

- a significant portion of the executive officer's compensation should be awarded in the form of stock options to closely link shareholder and executive interests and to encourage stock ownership by executive officers;

- executive compensation should reflect the Company's entrepreneurial and cost-conscious orientation.


         Under the Company's Management Incentive Plan, officers of the Company, from Assistant Vice Presidents up through and including the Chairman and Chief Executive Officer, are entitled to bonuses up to a prescribed percentage of their base salaries pursuant to a formula which involves the achievement of selected Company financial goals and individual goals related to the performance of the officer's business unit and the individual performance of the officer. For fiscal 1998, the Management Incentive Plan was broadened to increase the number of covered executives and the maximum percentage of base salary an executive can receive as bonus under the Plan has been changed, reducing the percentage for more senior officers and increasing the percentage for others.

         Stock options are usually granted on a three year cycle, so that an executive or key employee will ordinarily receive a new option when 3/5ths of the previously granted option has vested. Since all the executive officers named in the foregoing tables were granted options by the Committee following the close of the 1996 fiscal year, the Committee has no plans to grant such executives any options during the 1998 fiscal year.

         The Committee made no changes in the salary of the Chairman and Chief Executive Officer for fiscal 1997 and has no plans to increase his salary for fiscal 1998. Pursuant to the guidelines for executive merit increases adopted by the committee, the salaries of several executive officers were increased for fiscal 1997 and certain salaries are expected to be increased for fiscal 1998. Pursuant to an understanding with the President and Chief Operating Officer, he became entitled to a $100,000 bonus for fiscal 1997 in addition to the bonus under the Management Incentive Plan as a result of the Company's fiscal 1997 net income performance.

         The Company maintains a broad-based contributory 401(k) plan and a contributory Executive Retirement Plan for officers of the Company from Assistant Vice Presidents up. The Committee has approved certain changes to the Executive Retirement Plan which among other things will permit covered executives to elect to defer bonus money into the Plan and will permit the conversion of the life insurance portion of the Plan to a split dollar arrangement. During the 1997 fiscal year, the Committee approved split-dollar insurance arrangements with the President and Chief Operating Officer and the Executive Vice President.


                                     The Compensation and Stock Option Committee


                                     Mr. Donald Jonas
                                     Mr. Edward D. Solomon

Performance Graph

         The following graph illustrates, for the period from July 31, 1992 (the Base Year) through July 26, 1997, the cumulative total shareholder return of $100 invested in 1) The Company's common stock, 2) The S&P Composite- 500 Stock Index and 3) an index of six (6) peer companies selected by the Company, assuming that all dividends were reinvested. The Company has chosen to use this peer group index in its performance graph because management believes the peer group index is a better reflection of the Company's competitors in the marketplace. The peer group consists of all other publicly traded women's specialty apparel chains known to the Company with which it competes directly: - Catherines Stores, Cato, Charming Shoppes, Deb Shops and United Retail Group. Clothestime was in the peer group last year, but is no longer actively traded on any public stock exchange, and therefore was excluded from the peer group in the following performance graph. This peer group index is subject to occasional change as the Company or its competitors change their focus, merge or are acquired, undergo significant changes, or as new competitors emerge. For comparison purposes, the S&P Specialty Apparel Retailers Index is also shown on the performance graph.

         The comparisons in this table are required by the SEC and, therefore, are not intended to forecast or be indicative of possible future performance of the Company's common stock.


                      COMPARISON OF CUMULATIVE TOTAL RETURN
             For the period from July 31, 1992 through July 26, 1997

                        [PERFORMANCE GRAPH APPEARS HERE]


The following chart represents data points on the performance graph which appears in the printed version of the proxy.

Cumulative Total Return

                               7/92    7/93     7/94     7/95     7/96     7/97
The Dress Barn Inc.             100     110       80       97       82      198
S&P 500                         100     109      114      144      168      255
S&P Specialty Apparel Index     100     116      113      120      123      156
Peer Group                      100      89       64       40       46       46

           INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS


         The Company leases five of its store locations from Elliot S. Jaffe, Chief Executive Officer, or members of his family or related trusts. The following table describes the terms of these leases:

                                                                                              Minimum
                                                                                               Annual
                                                                                             Rent Per
Store                                                      Renewal           Square            Square
Location                        Expiration                 Options            Feet              Foot
--------                        ----------                 -------           ------            -----
Branford, CT...................June 30, 2002          Until June 2012         5,000            $12.20
Norwalk, CT DB/DBW............April 30, 2011           April 30, 2031        12,700            $11.22
Branford, CT DBW...............June 30, 2002          Until June 2012         4,100            $12.57
Mt. Kisco, NY.................. July 31,2006          Until July 2011         4,500             $8.33
Danbury, CT.....................June 30,2000          Until June 2015         8,000            $13.00

         Such store rentals approximate the range of minimum rentals paid by the Company on its other store leases. The store leases also contain provisions for payment of a percentage of sales as additional rent when sales reach specified levels. The effective rent (total rent as a percentage of sales with respect to particular stores) for such stores is approximately eight percent. The Company believes that the leases with such affiliated parties are on terms that are comparable to terms the Company could obtain in arms-length negotiations with unrelated third parties for store locations in similar geographic areas. During fiscal 1997, the Company paid a total of $500,000 in rent under leases with the affiliated parties.

         The Company entered into "split-dollar" insurance agreements as of January 1, 1997 with trusts established by each of Burt Steinberg and David R. Jaffe and their wives, pursuant to which the Company has agreed to pay, during the life of certain life insurance policies, a portion of the premiums on these policies which are on the joint lives of each of David R. Jaffe and his wife and Burt Steinberg and his wife, and which have fair values of $5 million and $2.5 million respectively (the "Insurance Policies"). The Company is obligated to continue to pay the premiums on the Insurance Policies until the earlier of (a) such time as the cash value of each Insurance Policy is sufficient to pay the premiums, estimated to be approximately 10 years, or (b) the termination of the "split-dollar" agreements. These agreements terminate on the earliest of a number of events including (i) reimbursement to the Company of the premiums paid by it, (ii) the resignation or retirement of the executive or (iii) the death of the survivor of the executive and his spouse. The premiums are estimated to be approximately $52,000 in the case of Burt Steinberg, and $28,000 in the case of David R. Jaffe annually. Under the "split-dollar" agreements, the premiums paid by the Company are to be returned no later than (a) the death of the survivor of the executive and his spouse and (b) the surrender or termination of each Insurance Policy. Consequently, the Insurance Policies should not result in an expense to the Company, except to the extent of costs incurred (if any) for advancing the premiums, and for the excess (if any) of the premiums paid by the Company over the cash surrender value of the Insurance Policy.

         As part of his compensation package, the Company issued 42,555 shares of the Company's common stock in 1991 (with transfer and sale restrictions that also have expired), to Armand Correia. The Company has also agreed to advance to Mr. Correia amounts equal to the tax liabilities resulting from the release of the transfer and sale restrictions on these shares. The Company has to date advanced $147,000 to Mr. Correia (of which $102,000 currently remains outstanding) under these agreements. Mr. Correia is obligated to repay these advances. The Company has paid Mr. Correia, and will continue to pay Mr. Correia, bonuses on an annual basis in amounts equal to the interest and principal payments on the above-described advances; provided that Mr. Correia is in the employ of the Company on the date of such bonus payments. During fiscal 1997, the Company paid Mr. Correia a bonus of $15,000, covering principal and interest on the above advances through December 31, 1996.

                        RECEIPT OF SHAREHOLDER PROPOSALS


         Any proposals of shareholders that are intended to be presented at the Company's 1998 Annual Meeting of Shareholders, which is expected to be held in December 1998, must be received at the Company's principal executive offices no later than July 17, 1998, and must comply with all other applicable legal requirements in order to be included in the Company's proxy statement and form of proxy for that meeting.


                                 OTHER MATTERS


         Management knows of no other business that will be presented for consideration at the Annual Meeting other than as is stated in the Notice of Meeting. If any other business should come before the meeting, it is intended that the proxies named in the enclosed form of proxy will have discretionary authority to vote all such proxies in the manner they shall decide.

         Solicitation may be made by mail, personal interviews, telephone and telegraph by regularly engaged officers and employees of the Company.

         Insofar as the information contained in this Proxy Statement rests peculiarly within the knowledge of persons other than the Company, the Company has relied upon information furnished by such persons.

         It is anticipated that Deloitte & Touche LLP will act as auditors with respect to the financial statements of the Company for the current fiscal year. A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting. Such representative will be given the opportunity to address the meeting and will also be available to respond to questions.

         The Annual Report of the Company, including financial statements, for fiscal 1997 is included with this Proxy Statement.